EX-99.d.3

Delaware Management Company

2005 Market Street

Philadelphia, PA 19103

July 27, 2016

Delaware Group Foundation Funds

2005 Market Street

Philadelphia, PA 19103

Re: Expense Limitations

Ladies and Gentlemen:

By our execution of this letter agreement (the “Agreement”), intending to be legally bound hereby, Delaware Management Company, a series of Delaware Management Business Trust (the “Manager”), agrees that in order to improve the performance of the series of Delaware Group Foundation Funds set forth below (each a “Fund” ), the Manager shall waive all or a portion of its investment advisory fees and/or pay/reimburse expenses (excluding any 12b-1 fees, taxes, interest, short sale and dividend interest expenses, brokerage fees, certain insurance costs, and nonroutine expenses or costs, including, but not limited to, those relating to reorganizations, litigation, conducting shareholder meetings, and liquidations (collectively, the “Excluded Expenses”)) in an aggregate amount equal to the amount by which a Fund’s total operating expenses (excluding any Excluded Expenses) exceed the percentages set forth below for the period from July 29, 2016 through July 29, 2017. For purposes of this Agreement, nonroutine expenses may also include such additional costs and expenses as may be agreed upon from time to time by the Fund’s Board of Trustees and the Manager.

Fund	Expense Cap
Delaware Foundation Growth Allocation Fund	0.90%
Delaware Foundation Moderate Allocation Fund	0.90%
Delaware Foundation Conservative Allocation Fund	0.90%

The Manager acknowledges that it (1) shall not be entitled to collect on, or make a claim for, waived fees at any time in the future, and (2) shall not be entitled to collect on, or make a claim for, reimbursed Fund expenses at any time in the future.

Delaware Management Company, a series of

Delaware Management Business Trust

By:  /s/ Richard Salus

Name: Richard Salus

Title: Senior Vice President

Your signature below acknowledges acceptance of this Agreement:

Delaware Group Foundation Funds

By:  /s/ Shawn K. Lytle

Name: Shawn K. Lytle

Title: President & Chief Executive Officer

Date: July 27, 2016